March 28, 2017

Securities and Exchange Commission
100F Street N.E.
Washington DC 20549

Ladies and Gentleman:

We have read the statements made by Allegiancy, LLC in Item 2 – “Other Information” of the Semiannual Report on Form 1-SA regarding the event that occurred on August 12, 2016 and are in agreement with the statements included in Item 2 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of Allegiancy, LLC contained therein.

Sincerely,

/s/ Keiter, Stephens, Hurst, Gray & Shreaves, P.C.

Glen Allen, Virginia